News Announcement

For additional information contact:

1-877-217-9502

For Immediate Release

March 11, 2016

Pacholder High Yield Fund, Inc. Announces Commencement of Cash Tender Offer

to Purchase up to 100% of its Auction Rate Cumulative Preferred Stock, Series W

NEW YORK, NEW YORK, March 11, 2016 – Pacholder High Yield Fund, Inc. (NYSE MKT: PHF) (the “Fund”) announced today that it has commenced a cash tender offer to purchase up to 100% of its outstanding shares of the Auction Rate Cumulative Preferred Stock, Series W (the “Preferred Shares”) from holders of the Preferred Shares (the “Preferred Shareholders”) at a price equal to 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share), plus any unpaid accrued dividends. The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, April 13, 2016, unless extended by the Fund. Tenders of Preferred Shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials. The Fund is currently seeking a credit facility that the Fund intends to use to finance the tender offer. Among other conditions, the tender offer is subject to the Fund entering into such a credit facility and the availability of sufficient funds thereunder to finance the purchase of the Preferred Shares in the tender offer (the “Financing Condition”).

Information Regarding the Tender Offer

The Fund has commenced a cash tender offer to purchase up to 100% of its outstanding Preferred Shares at a price equal to 95.5% of the liquidation preference of $25,000 per share (or $23,875 per share), plus any unpaid accrued dividends. The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, April 13, 2016, unless extended by the Fund. Tenders of Preferred Shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

In addition to the Financing Condition, the tender offer is conditioned upon at least 80% of the outstanding Preferred Shares being validly tendered and not withdrawn prior to the expiration of the tender offer (the “Minimum Condition”). Two substantial Preferred Shareholders, RiverNorth Capital Management, LLC and its affiliates and Morgan Stanley & Co. LLC, have provided commitments to the Fund that they will participate in the tender offer. These commitments, if honored, will satisfy the Minimum Condition. The tender offer is also subject to a number of other conditions specified in the Offer to Purchase. Tendering Preferred Shareholders may tender all or a portion of their Preferred Shares and will receive the purchase price in cash, less applicable withholding taxes, subject to the conditions of the tender offer. These conditions, tendering instructions, and a complete explanation of the tender offer’s terms and conditions are described in the Offer to Purchase, the related Letter of Transmittal, and other materials relating to the tender offer that are being distributed to the Preferred Shareholders.

Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. will serve as the depositary for the tender offer. Georgeson LLC will serve as information agent for the tender offer. For more information about the tender offer, please contact Georgeson LLC at (800) 457-0759.

While the Board of Directors of the Fund (the “Board”) has authorized the Fund to make the tender offer, neither the Fund, nor the Board nor J.P. Morgan Investment Management Inc., the investment adviser for the Fund, makes any recommendation as to whether to tender or not to tender Preferred Shares in the tender offer. Nor has the Fund authorized any other person to make any recommendation. Preferred Shareholders must decide whether to tender their Preferred Shares and, if so, how many Preferred Shares to tender. In doing so, Preferred Shareholders should carefully evaluate all of the information in the tender offer documents before making any decision with respect to the tender offer and should consult their own financial and tax advisors.

The discussion of the tender offer contained in this press release is for informational purposes only and is not an offer to purchase, nor the solicitation of an offer to sell, any of the Fund’s Preferred Shares. The offer to purchase and solicitation of Preferred Shares is being made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials, as they may be amended or supplemented. The Offer to Purchase, related Letter of Transmittal, and other related materials are being distributed to the Preferred Shareholders. Preferred Shareholders should read those materials carefully before making any decisions with respect to the tender offer because they contain important information, including instructions on how to tender the Preferred Shares. The Fund is also filing a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the Securities and Exchange Commission (the “SEC”). The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal, and other related materials, as well as any amendments or supplements, will be available to Preferred Shareholders for no charge on the SEC’s website (www.sec.gov). Preferred Shareholders may also obtain a copy of these documents, without charge, by contacting the Fund.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Fund expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those in forward-looking statements, including the performance of financial markets, the ability of the Fund to enter into a credit facility and the availability of funds under the Fund’s credit facility to purchase the Preferred Shares, the investment performance of the Fund, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Except as required by law, the Fund undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements.

About Pacholder High Yield Fund, Inc.

Pacholder High Yield Fund, Inc. is a closed-end management investment company with a leveraged capital structure. The Fund’s investment objective is to provide a high level of total return through current income and capital appreciation by investing primarily in “high yield, high risk” fixed income securities of domestic companies. The Fund’s investment advisor is J.P. Morgan Investment Management Inc., an investment management firm registered with the SEC under the Investment Advisers Act of 1940.

The information presented here is not intended as a solicitation. New investors cannot purchase shares directly from the Fund. Common shares are listed on the New York Stock Exchange MKT, and interested investors should contact their financial advisor or broker-dealer for more information.

The Fund was organized as a corporation under the laws of Maryland on August 17, 1988 and has registered with the SEC under the Investment Company Act of 1940, as amended. The Fund’s principal office is located at 270 Park Avenue, New York, New York 10017. For more information visit us at www.pacholder.com, or call 1-877-217-9502.